Contact: Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES
THREE-FOR-TWO STOCK SPLIT

Irvine, CA – September 4, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that its Board of Directors has approved a three-for-two stock split in the form of a stock dividend for shareholders of record at the close of business on September 15, 2003, the new shares will be distributed by the Company’s transfer agent, Registrar and Transfer Company, on September 29, 2003.

Shareholders will receive one additional share for every two shares of common stock owned. In lieu of issuing fractional shares, shareholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date, and adjusted for the split. As of September 4, 2003, the Company has 14,885,005 shares of common stock outstanding. The stock split will increase the number of shares outstanding to approximately 22,327,507, assuming no fractional shares or additional shares are issued.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At June 30, 2003, CCBI had total assets of $1.4 billion, was the 3rd largest multi-family lender in California during the 12 months ended March 31, 2003 (source: Dataquick Information Systems) and has originated approximately $2.5 billion in multi-family and commercial real estate loans through June 30, 2003. Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc. (“CCM”), the Company’s mortgage banking subsidiary, funds and sells those loans which the Bank elects to assign to CCM. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company’s asset management subsidiary, provides asset management services to alternative investment funds, made available to accredited investors.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.